SACRAMENTO, CA - DECEMBER 20, 2001

             AMERICAN RIVER HOLDINGS ANNOUNCES A $0.14 CASH DIVIDEND
             -------------------------------------------------------

Sacramento, CA - December 20, 2001 - The American River Holdings (Nasdaq:AMRB) Board of Directors has declared a cash dividend of $0.14 (fourteen cents) per common share, representing a 3.7% increase from the last dividend declared on June 20, 2001. This marks the thirteenth consecutive increase as well as the twentieth consecutive semi-annual cash dividend.

American River Holdings has declared a semi-annual cash dividend since 1992 coinciding with their Shareholder Value Plan that was also established in 1992. The Shareholder Value Plan has assisted American River Holdings in delivering five consecutive annual stock dividends, seventy-one profitable quarters and the announcement of their stock repurchase plan.

The cash dividend of $0.14 (fourteen cents) will be payable to shareholders of record as of January 11, 2002, and distributed on January 28, 2002.

American River Holdings is a financial services company with three affiliates, American River Bank, a community business bank with four offices in Sacramento and Placer Counties, North Coast Bank, a community business bank with three offices in Sonoma County and first source capital, headquartered in Sacramento, which provides equipment lease financing on a brokerage basis for businesses throughout the country.

Related websites:   www.amrb.com; www.americanriverbank.net;
                    www.northcoastbank.com; www.firstsourcecapital.com,

FORWARD-LOOKING STATEMENTS

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the California power crisis, the effects of terrorism, including the events of September 11, 2001 and thereafter, and the conduct of the war on terrorism by the United States and its allies, as well as other factors. This entire press release should be read to put such forward-looking statements in context. To gain a more complete understanding of the uncertainties and risks involved in the Company's business, this press release should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 2000.

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